SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

         Filed by the Registrant

         Filed by a Party other than the Registrant

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Preliminary Proxy Statement	Confidential, for Use of the Commission

Definitive Proxy Statement	Only (as permitted by Rule 14a-6(e)(2))

Definitive Additional Materials

Soliciting Material pursuant to Rule 14a-11(c)or Rule 14a-12

Allied Waste Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
Exhibit 1
Exhibit 2

ALLIED WASTE INDUSTRIES, INC.
15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
SCOTTSDALE, ARIZONA 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 29, 2002

Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Allied Waste Industries, Inc., a Delaware corporation (the “Company”), will be held at the Scottsdale Marriott at McDowell Mountains, 16770 N. Perimeter Drive, Scottsdale, Arizona 85260, on Wednesday, May 29, 2002 at 9:00 AM, MST, for the following purposes:

1.	To elect eleven directors to hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To approve the Sixth Amendment to the 1994 Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”) to increase the maximum number of shares of Common Stock of the Company which are available for grant or payment under the Director Plan from 1,150,000 to 1,750,000 and to extend the term of the Director Plan to February 28, 2014.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A record of the stockholders has been taken as of the close of business on April 12, 2002 and only those stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting. A list of such stockholders will be available commencing April 15, 2002, and may be inspected prior to the Annual Meeting during normal business hours at the Company’s corporate headquarters.

Your participation in the Company’s Annual Meeting is important. To ensure your representation, if you do not expect to be present at the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed prepaid-postage envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

By Order of the Board of Directors,

/s/ Thomas H. Van Weelden Thomas H. Van Weelden Chairman of the Board and Chief Executive Officer

April 12, 2002

ALLIED WASTE INDUSTRIES, INC.
15880 NORTH GREENWAY-HAYDEN LOOP, SUITE 100
SCOTTSDALE, ARIZONA 85260

PROXY STATEMENT

REGARDING

THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD

MAY 29, 2002

This proxy statement is being mailed to stockholders commencing on or about April 12, 2002, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Allied Waste Industries Inc., a Delaware corporation (the “Company”), of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) to be held in Scottsdale, Arizona on Wednesday, May 29, 2002, and upon any adjournment, for the purposes set forth in the accompanying notice.

Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holder of the proxies. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum, but will be disregarded in the calculation of a plurality or of total votes cast. Broker non-votes will be treated as not present and not entitled to vote on any matter as to which the broker has indicated that it does not have authority to vote. Any proxy on which no direction is specified will be voted (1) FOR the eleven nominees for director of the Company named herein and in the accompanying proxy (the “Nominees), (2) for approval of the Sixth Amendment to the 1994 Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”) to increase the maximum number of shares of common stock which are available for grant or payment under the Director Plan from 1,150,000 to 1,750,000 and to extend the term of the Director Plan to February 28, 2014, and (3) otherwise in accordance with the judgment of the persons specified thereon. A stockholder may revoke a proxy by: (1) delivering to the Company written notice of revocation, (2) delivering to the Company a proxy signed on a later date or (3) appearing at the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone. The persons designated to vote shares covered by Board of Directors’ proxies intends to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

OUTSTANDING VOTING SECURITIES

As of April 12, 2002, the record date (the “Record Date”) for the determination of stockholders entitled to vote at the Annual Meeting, there were issued, outstanding and entitled to vote 197,147,166 shares of the common stock, par value $.01 per share (the “Common Stock”), each entitled to one vote, and 1,000,000 shares of Series A Senior Convertible Preferred Stock (“Preferred Stock”), par value $0.10 per share (the “Preferred Stock”), entitled to an aggregate of 65,999,574 votes. The Common Stock and Preferred Stock will vote together as a single class on all matters presented at the Annual Meeting, except that the Preferred Stockholders vote as a separate class for the election of five persons to the Board of Directors.

ELECTION OF DIRECTORS

At the Annual Meeting, eleven directors of the Company are to be elected, with each director to hold office until our next annual meeting and until his respective successor is elected and qualified. The Nominees have been nominated by the Board of Directors and have previously served as directors of the Company (“Directors”). If any Nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy or the size of the Board of Directors may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any Nominee unavailable.

The holders of the Preferred Stock, voting separately as a class, currently has the right to elect five persons to the Board of Directors. The nominees for election by the holders of the Preferred Stock are Leon D. Black, Michael Gross, Antony P. Ressler, Howard A. Lipson and J. Tomilson Hill.

Under the terms of a Shareholders Agreement with the Company, the holders of the Preferred Stock are required to vote for the election of the Nominees. Accordingly, the election as Directors of these five Nominees is assured. (See “Voting Agreements Regarding the Election of Directors”).

The six other Nominees who receive a plurality of votes cast by the holders of the Common Stock and Preferred Stock represented at the Annual Meeting shall be duly elected Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL ELEVEN NOMINEES OF THE COMPANY TO THE BOARD OF DIRECTORS.

INFORMATION REGARDING THE NOMINEES

Certain information regarding each of the Nominees is set forth in the following:

Director Name	Position Held	Age	Since

Thomas H. Van Weelden	Chairman of the Board of Directors	47	1992

	and Chief Executive Officer

Robert Agate	Director	66	2000

Leon D. Black	Director	50	2000

Michael Gross	Director	40	1997

Dennis Hendrix	Director	62	1997

J. Tomilson Hill	Director	53	2002

Nolan Lehmann	Director	57	1990

Howard A. Lipson	Director	38	1997

Roger A. Ramsey	Director	63	1989

Antony P. Ressler	Director	41	1997

Warren B. Rudman	Director	71	1997

For certain information regarding the beneficial ownership of the Common Stock by each of the Nominees, see “Other Information — Principal Stockholders.”

Thomas H. Van Weelden joined the Company in January 1992 as its Vice President —Development, and was promoted to President and Chief Operating Officer in December 1992. Mr. Van Weelden was promoted to Chief Executive Officer in July 1997 and was appointed Chairman of the Board of Directors in December 1998. He was first elected a Director in March 1992.

Robert Agate has served as a Director since May 2000. Mr. Agate is on the Board of Directors of the Timberland Company and of the eXcelon Corporation. Prior to that, Mr. Agate was a Senior Executive Vice President of the Colgate-Palmolive Company. Mr. Agate joined Colgate-Palmolive in 1961 as an Assistant Accountant in the United Kingdom. Over the course of his career, Mr. Agate has served as the Chief Financial Officer of Colgate operations in India, Malaysia, the UK and Australia. Later he served as Controller of the European Division and Controller of the Kendall Company (a subsidiary of Colgate). In 1984, Mr. Agate was promoted to Vice-President and Corporate Controller of Colgate and in 1987 he was promoted to Chief Financial Officer. Mr. Agate retired from Colgate in 1996.

Leon D. Black has served as a Director since May 2000. Mr. Black is one of the founding principals of Apollo Advisors, L.P., which, together with its affiliates acts as the managing general partner of the Apollo Investment Funds, private securities investment funds. Mr. Black is also a director of AFK Entertainment, Inc., Samsonite Corporation, Sequa Industries, Inc., Sirius Satellite Radio, Inc., United Rentals, Inc., Vail Resorts, Inc. and Wyndham International, Inc. He also serves as a trustee of The Museum of Modern Art, Mount Sinai-NYU Medical Center, Lincoln Center for the Performing Arts and Vail Valley Foundation.

Michael Gross has served as a Director since May 1997. Mr. Gross is one of the founding principals of Apollo, which acts as the managing general partner of the Apollo Investment Funds, private securities investment funds Mr. Gross is also a Director of Breuners Home Furnishings, Inc., Encompass Services Corporation, Florsheim Group, Inc., Pacer Corporation, Rare Medium Inc., SAKS Inc., Sylvan Learning Systems, Inc. and United Rentals, Inc. Mr. Gross is also the Chairman of the Board of Mt. Sinai Children’s Center Foundation.

Dennis Hendrix has served as a Director since July 1997. From November 1990 until his retirement in April 1997, he served as Chairman of the Board of Directors of PanEnergy Corp. and as PanEnergy’s Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989. Mr. Hendrix serves as a director of Duke Energy Corporation, International Power, PLC and Newfield Exploration Company.

J. Tomilson Hill has served as Director since January 2002. Mr. Hill is currently a Senior Managing Director of the Blackstone Group L.P., and President and Chief Executive Officer of Blackstone Alternative Asset Management since 1993. He is a member of the Council of Foreign Relations, where he chairs the Investment Subcommittee of the Finance and Budget Committee, and is a member of the Board of Directors of Lincoln Center Theater, the Nightingale-Bamford School and Milton Academy. Mr. Hill is also a member of the Board of Directors of the Whitney Museum of American Art and the Smithsonian’s Hirshborn Museum and Sculpture Garden where he serves as Vice Chairman.

Nolan Lehmann has served as a Director since October 1990. Since 1983, Mr. Lehmann has served as President and a Director of Equus Capital Management Corporation, a registered investment advisor, and Equus II Incorporated, a registered public investment company whose stock is traded on the New York Stock Exchange. Mr. Lehmann also serves as a Director of several private corporations. Mr. Lehmann is a certified public accountant.

Howard A. Lipson has served as a Director since May 1997. Mr. Lipson currently serves as Senior Managing Director of the Blackstone Group L.P., which he joined in 1988. Prior to joining Blackstone Group, Mr. Lipson was a member of the Mergers and Acquisition Group of Salomon Brothers, Inc. Mr. Lipson is a director of Ritvik Holdings Inc., Universal Orlando, Volume Services America, Inc., and is a member of the Advisory Committee of Graham Packaging Company.

Roger A. Ramsey has served as a Director since October 1989, Chairman of the Board of Directors from October 1989 through his retirement from the Company in December 1998, and Chief Executive Officer of the Company from October 1989 through July 1997. Beginning in 1960, Mr. Ramsey was employed by the international accounting firm of Arthur Andersen LLP. In 1968, Mr. Ramsey co-founded Browning-Ferris Industries, Inc. (“BFI”) and served as its Vice President and Chief Financial Officer until 1976. In 1976, Mr. Ramsey formed and became President of Criterion Capital Corporation, a venture capital investment company. He also became Chairman and Chief Executive Officer of Criterion Group, Inc., a

portfolio company of Criterion Capital, until its sale to Transamerica in 1989. Mr. Ramsey is also a member of the Board of Directors of U.S. Liquids, Inc. and Chairman of the Board of Vericenter, Inc.

Antony P. Ressler has served as a Director since May 1997. Mr. Ressler is one of the founding principals of Apollo and of Ares Management, L.P. (which, together with its affiliates, serves as managing general partner of the Ares Leveraged Investment Funds). Mr. Ressler is also a Director of Vail Resorts, Inc. and is a member of the Supervisory Board of Buhrmann N.V. Additionally, Mr. Ressler is on the Board of Directors of Alliance for Student Achievement, a member of the Board of Advisors of the UCLA Medical Center and a member of the Executive Committee of the Board of Directors of the Jonsson Comprehensive Cancer Center at UCLA, and a member of the Board of Trustees of the Center for Early Education. Mr. Ressler is also one of the founding members of the Board of the Painted Turtle Camp, the Southern California chapter of The Hole in the Wall Gang Camps.

Warren B. Rudman has served as a Director since July 1997. Mr. Rudman has been a partner in the law firm of Paul, Weiss, Rifkind, Wharton and Garrison since 1993. From 1980 until 1992, Mr. Rudman served as a United States Senator from New Hampshire. While in the Senate, Mr. Rudman was Chairman and Vice Chairman of the Ethics Committee and also served on the Appropriations Committee, the Intelligence Committee, the Governmental Affairs Committee and the Permanent Subcommittee on Investigations. He also serves on the Board of Directors of the Chubb Corporation, Collins & Aikman, Boston Scientific, several funds of the Dreyfus Corporation and the Raytheon Company. Mr. Rudman currently serves as Chairman of the President’s Foreign Intelligence Advisory Board and on the board of trustees of Valley Forge Military Academy, and the Brookings Institution.

VOTING AGREEMENTS REGARDING THE ELECTION OF DIRECTORS

Pursuant to the Second Amended and Restated Shareholders Agreement, dated as of July 30, 1999 (the “Shareholders Agreement”), between the Company and certain of their affiliates related to Apollo Advisors II, L.P. or Blackstone Capital Partners II, Merchant Banking Fund L.P. (collectively, the “Apollo/Blackstone Investors”), we have agreed, until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/Blackstone Investors own, collectively, less than 10% of the sum of the shares of common stock they acquired from TPG Partners, L.P., TPG Parallel, L.P. and Laidlaw Transportation, Inc. and the 790,000 shares of the Preferred Stock (collectively, the “Apollo/Blackstone Shares”), to nominate and support the election to the Board of Directors of certain individuals (the “Shareholder Designees”) designated by the Apollo/Blackstone Investors. For so long as the Apollo/Blackstone Investors beneficially own: (i) 80% or more of the Apollo/Blackstone Shares, they shall be entitled to designate five Shareholder Designees; (ii) 60% or more but less than 80% of the Apollo/Blackstone Shares, they shall be entitled to designate four Shareholder Designees; (iii) 40% or more but less than 60% of the Apollo/Blackstone Shares, they shall be entitled to designate three Shareholder Designees; (iv) 20% or more but less than 40% of the Apollo/Blackstone Shares, they shall be entitled to designate two Shareholder Designees; and (iv) 10% or more but less than 20% of the Apollo/Blackstone Shares, they shall be entitled to designate one Shareholder Designee; provided, that if, at any time as a result of our issuance of voting securities, the Apollo/Blackstone Investors beneficially own 9% or less of the total voting power of voting securities then outstanding, the Apollo/Blackstone Investors shall only be entitled to designate at most three Shareholder Designees. The terms of the Preferred Stock provide that the holders of the Preferred Stock, voting separately as a class, have the right to elect the number of directors to which the Apollo/Blackstone Investors are entitled to designate for nomination under the Shareholders Agreement. Messrs. Black, Gross, Ressler, Lipson and Hill are the Shareholder Designees designated by the Apollo/Blackstone Investors.

In the Shareholders Agreement, we agreed to: (i) limit the number of our executive officers that serve on the Board of Directors to two; and (ii) nominate persons to the remaining positions on the Board of Directors who are recommended by the Nominating Committee and are not our employees, officers or outside counsel or partners, employees, directors, officers, affiliates or associates of any Apollo/Blackstone Investors (the “Unaffiliated Directors”). Unaffiliated Directors must be nominated by a majority vote of the Nominating Committee. The Nominating Committee must consist of not more than four Directors, at least two of whom must be Shareholder Designees, or such lesser number of Shareholder Designees as then serves on the Board of Directors. If the Apollo/Blackstone Investors beneficially own less than 50% of the Apollo/Blackstone Shares, the Nominating Committee must include only one member who is a Shareholder Designee.

In the Shareholders Agreement, the Apollo/Blackstone Investors agreed that, until the earlier to occur of the tenth anniversary of the Shareholders Agreement or the date upon which the Apollo/Blackstone Investors own, collectively, voting securities of the Company which represent less than 10% of the total voting power of all of our voting securities on a fully diluted basis, the Apollo/Blackstone Investors will vote all voting securities beneficially owned by such persons to elect the individuals nominated to the Board of Directors in accordance with the provisions of the Shareholders Agreement.

ACTIVITY, STRUCTURE, AND COMPENSATION OF THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

The Company’s operations are managed under the broad supervision of the Board, which has responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. During 2001, the Board convened on three regularly scheduled and four specially scheduled occasions, and the majority of the Directors attended at least 75% of the meetings held by the Board and any committees on which he served. All served a full year in 2001.

Employee Directors do not receive additional compensation for service on the Board of Directors or its committees. The Company currently pays each non-employee Director a cash fee of $40,000 annually, $1,000 for each regular and special meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended plus travel expenses, if appropriate. Under the Director Plan, pursuant to an annual election by a Director, these cash fees may be converted into shares of Common Stock at the market price (as defined in the Director Plan) on the last day of the quarter in which the fees are paid.

The Director Plan entitles each Director who is not an employee of the Company to receive an option to purchase 25,000 shares of Common Stock on his initial election to the Board. Further, the Director Plan also entitles each non-employee Director to receive an option to purchase 10,000 shares on each date he is re-elected. Employee Directors are eligible to participate in the Company’s 1991, 1993 and 1994 Incentive Stock Plans (collectively, the “Incentive Stock Plans”). See “Other Information — Management Development/Compensation Committee Report.”

The Board currently has five standing committees, which, pursuant to delegated authority, perform various duties on behalf of and report to the Board: (i) the Executive Committee, (ii) the Management Development/Compensation Committee, (iii) the Audit Committee, (iv) the Nominating Committee and (v) the Governance Committee.

•	The Executive Committee is authorized to exercise, to the extent permitted by law, the power of the full Board of Directors when a meeting of the full Board of Directors is not practicable or necessary. The current members of the Executive Committee are Messrs. Van Weelden, Ramsey, Ressler and Lipson. The Executive Committee convened on one occasion in 2001 and acted by unanimous written consent on several other occasions.

•	The Management Development/Compensation Committee sets the compensation for the officers of the Company and administers the Company’s compensation plans. The current members of the Compensation Committee are Messrs. Lehmann, Lipson and Ressler. The Compensation Committee convened on eight occasions during 2001.

•	The Audit Committee reviews with the auditors the scope of and matters pertaining to the audit of the Company’s financial statements. The current members of the Audit Committee are Messrs. Hendrix, Lehmann and Agate. The Audit Committee met on six occasions during 2001. The Audit Committee members are independent as defined by the rules established by the New York Stock Exchange.

•	The Nominating Committee evaluates and recommends nominees for the Board of Directors. The current members of the Nominating Committee are Messrs. Hendrix, Lehmann, Lipson and Ressler. The Nominating Committee did not convene separately during 2001, as the nominees for Director were determined by the full board. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data and qualifications.

•	The Governance Committee oversees corporate compliance with applicable laws and regulations and oversees implementation of corporate policies and procedures. The current members of the Governance Committee are Messrs. Ramsey, Agate and Hill. The Governance Committee was formed in 2001 and convened on two occasions during 2001.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In exercising its oversight function, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors’ provision of information technology services and other non-audit services to the Company is compatible with the auditor’s independence.

The following is a summary of services provided by Arthur Andersen LLP, the Company’s independent public accountants for the calendar year ended December 31, 2001:

Audit Fees, Including Quarterly Reviews	$1,233,000

Financial Information System Design and Implementation Fees	$175,000

All Other Fees:

Tax Compliance	$2,755,000

Acquisition Related Tax Advisory	559,000

Regulatory and Employee Benefit Plan Audits and Consulting	796,000

Other	999

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the audited financial statements for inclusion in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee
Dennis Hendrix — Chairman
Robert Agate
Nolan Lehmann

OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, derived from filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of the Company’s Common Stock and Preferred Stock at March 12, 2002 by: (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock or the outstanding shares of Preferred Stock, (ii) each of the current Directors, Nominees and executive officers named in the Summary Compensation Table (see “Executive Compensation”), and (iii) all current Directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the stock listed.

	Shares Beneficially Owned

Name of Person or Identity of Group(1)	Number		Percentage

Thomas H. Van Weelden	4,227,619	(2)	1.6%

Apollo Investment Fund III, L.P. Apollo Overseas Partners III, L.P. Apollo (U.K.) Partners III, L.P. Apollo Investment Fund IV, L.P. Apollo Overseas Partners IV, L.P. Apollo/AW LLC c/o Apollo Advisors, II, L.P.	45,701,301	(4)	17.5%

Two Manhattanville Road Purchase, New York 10577 Blackstone Capital Partners II and III Merchant Banking Fund L.P. Blackstone Offshore Capital Partners II and III L.P. Blackstone Family Investment Partnership II and III L.P. c/o Blackstone Management Associates II L.L.C 345 Park Avenue, 31st Floor New York, New York 10154	31,967,329	(5)	12.2%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	27,926,400	(15)	10.7%

DLJ Stockholders	7,145,430	(16)	2.7%

Greenwich Stockholders	6,495,846	(17)	2.5%

Alex. Brown Investment Manager 217 E. Redwood Street, #1400 Baltimore, MD 21202	16,456,232	(19)	6.3%

FMR, Corp. 82 Devonshire St Boston. MA 02109	15,497,554	(18)	5.9%

Leon D. Black	40,376	(9)	*

Robert Agate	44,123	(13)	*

Peter S. Hathaway	641,250	(11)	*

Michael Gross	45,776,154	(9)	17.5%

Dennis Hendrix	101,539	(14)	*

Nolan Lehmann	121,047	(10)	*

Howard A. Lipson	32,032,329	(12)	12.2%

Antony P. Ressler	77,722	(9)	*

Roger A. Ramsey	1,430,388	(3)	*

Warren B. Rudman	73,665	(14)	*

Steven M. Helm	536,500	(6)	*

Thomas W. Ryan	295,750	(7)	*

Donald W. Slager	642,900	(8)	*

Larry D. Henk	748,178	(20)	*

All Directors and executive officers as a group (18 persons) (2), (3) and (6)-(14), (20)	86,869,330		32.6%

*	Does not exceed one percent.

(1)	Unless otherwise indicated, the address of each person or group listed above is 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260.

(2)	Includes 1,750,000 shares of Common Stock that may be acquired on the exercise of options and 1,600,000 unvested shares of restricted stock.

(3)	Includes 1,170,000 shares of Common Stock that may be acquired on the exercise of options.

(4)	Represents shares held by Apollo Investment Fund III, LP (26,634,060 shares, representing 10.3%), Apollo Overseas Partners III, LP (1,775,326 shares, representing 0.7%), Apollo (UK) Partners III, LP (1,099,404 shares, representing 0.4%), Apollo Investment Fund IV, LP (18,459,570 shares, representing 7.1%), Apollo Overseas Partners IV, LP (1,027,968 shares, representing 0.4%), and Apollo AW LLC (2,598,338 shares, representing 1.0%), (collectively, the “Apollo Investors”). Apollo Advisors II, LP, Apollo Advisors IV, LP and/or Apollo Management, LP (and together with affiliated investment managers, “Apollo Advisors”) serves as general partner and/or manager for each of the Apollo Investors, each of which is affiliated with one another. Messrs. Black, Gross, and Ressler are principals of Apollo Advisors and each disclaims beneficial ownership of the indicated shares.

(5)	Represent shares held by Blackstone Management Associates II L.L.C. (“Blackstone Associates”) serves as general partner for each of Blackstone Capital Partners II Merchant Banking Fund L.P.(6,611,545 shares, representing 2.5%), Blackstone Offshore Capital Partners II L.P. (1,962,386 shares, representing 0.8%), Blackstone Family Investment Partnership II L.P.(657,937 shares, representing 0.3%) Blackstone Capital Partners III Merchant Banking Fund L.P. (18,028,609 shares, representing 6.9%), Blackstone Offshore Capital Partners III L.P. (3,342,724 shares, representing 1.3%) and Blackstone Family Investment Partnership III L.P. (1,364,128 shares, representing 0.5%) (collectively, the “Blackstone Investors”). Messrs. Lipson and Hill are Managing Directors of Blackstone Associates and each disclaims beneficial ownership of the shares owned by the Blackstone Investors.

(6)	Includes 324,000 shares of Common Stock that may be acquired on the exercise of options and 212,000 unvested shares of restricted stock.

(7)	Includes 43,750 shares of Common Stock that may be acquired on the exercise of options and 250,000 unvested shares of restricted stock.

(8)	Includes 301,600 shares of Common Stock that may be acquired on the exercise of options and 340,000 unvested shares of restricted stock.

(9)	Includes (i) 45,701,301 shares beneficially owned by the Apollo Investors, and (ii) 65,000, 65,000 and 35,000 shares that may be acquired on the exercise of options by each of Messrs. Gross, Ressler and Black, respectively. Each of Messrs. Black, Gross, and Ressler disclaims beneficial ownership of shares owned by Apollo.

(10)	Includes 82,500 shares of Common Stock that may be acquired on the exercise of options.

(11)	Includes 300,000 shares of common stock that may be acquired on the exercise of options and 340,000 unvested shares of restricted stock.

(12)	Includes (i) 31,967,329 shares beneficially owned by the Blackstone Investors, and (ii) 65,000 shares that may be acquired on exercise of options by Mr. Lipson. Mr. Lipson disclaims beneficial ownership of shares owned by Blackstone.

(13)	Includes 35,000 shares of Common Stock that may be acquired on the exercise of options.

(14)	Includes 65,000 shares of Common Stock that may be acquired on the exercise of options.

(15)	Based on the Schedule 13G filed with the Securities and Exchange Commission by the Capital Research and Management Company.

(16)	The DLJ Stockholders are DLJMB Funding II, Inc., a Delaware corporation, DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A.L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A.L.P., a Delaware limited partnership, DLJ First ESC L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership (“Offshore II”), DLJ EAB Partnership, L.P., a Delaware limited partnership and DLJ ESC II L.P., a Delaware limited partnership and various individuals. Each of the DLJ Stockholders other than Offshore II has a business address c/o DLJ Merchant Banking II, Inc., 277 Park Avenue, New York, New York 10172. Offshore II has a business address c/o John B. Gorsirawig, 14 Willemsted, Curacao, Netherlands Antilles. Each of the DLJ Stockholders is affiliated with Donaldson, Lufkin & Jenrette, Inc. a Delaware corporation. The DLJ Stockholders own 110,000 shares of the Series A Senior Convertible Preferred Stock, which represents 11.0% of the Preferred Stock. The foregoing is based on a Schedule 13D filed on behalf of the DLJ Stockholders with the Securities and Exchange Commission.

(17)	The Greenwich Stockholders are Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, Greenwich Fund, L.P., a Delaware limited partnership, Greenwich Street Employees Fund, L.P., a Delaware limited partnership, TRV Executive Fund, L.P., a Delaware limited partnership. Each of the Greenwich Stockholders has a business address c/o Greenwich Street Investment II, L.L.C., 388 Greenwich Street, New York, New York 10013, which is the general partner of each of the Greenwich Stockholders. Alfred C. Eckert III, Keith W. Abell and Sanjay H. Patel are the managing members of Greenwich Street Investment II, L.L.C. The Greenwich stockholders own 100,000 shares of the Series A Senior Convertible Preferred Stock, which represents 10.0% of the Preferred Stock. The foregoing is based on a Schedule 13D filed on behalf of the Greenwich Stockholders with the Securities and Exchange Commission.

(18)	Based on the Schedule 13G filed with the Securities and Exchange Commission by the FMR Corp.

(19)	Based on the Schedule 13G filed with the Securities and Exchange Commission by Alex. Brown Investment Management.

(20)	Includes 728,300 shares of Common Stock that may be acquired on the exercise of options. On October 30, 2001, Mr. Henk resigned as President and Chief Operating Officer of the Company.

EXECUTIVE OFFICERS

         The executive officers of the Company serve at the pleasure of the Board and are subject to annual appointment by the Board of Directors at its first meeting following the annual meeting of stockholders. All of the Company’s executive officers are listed in the following table, and certain information concerning those officers who are not also members of the Board follows the table:

Name	Age	Position Held

Thomas H. Van Weelden	47	Chairman of the Board of Directors

		and Chief Executive Officer

Thomas W. Ryan	55	Executive Vice President and Chief Financial

		Officer

Donald W. Slager	40	Senior Vice President, Operations

Peter S. Hathaway	46	Senior Vice President, Finance

Steven M. Helm	54	Vice President, Legal and Corporate Secretary

Biographical information regarding Mr. Van Weelden appears in the biographical information regarding the Nominees. See “Election of Directors-Nominees.”

Thomas W. Ryan has served as Executive Vice President and Chief Financial Officer since August 2000. Prior to joining the Company, Mr. Ryan was Executive Vice President and CFO of Federal-Mogul Corporation, a manufacturer and distributor of vehicular and industrial components. Prior to Federal-Mogul, which he joined in 1997, he was Vice-President and CFO of Tenneco Automotive. From 1985 through 1995, Mr. Ryan was Vice President, Treasurer and Controller of A.O. Smith Corporation, and from 1973 through 1985, held various senior financial positions at American Motors (Jeep) Corporation.

Donald W. Slager has served as Senior Vice President, Operations of the Company since December 2001. Prior to this, Mr. Slager served as Vice President – Operations from February 1998 to December 2001, Assistant Vice President – Operations from June 1997 to February 1998 and Regional Vice President of the West Region from June 1996 to June 1997. Mr. Slager also served as District Manager for the Chicago Metro District since 1992. Before Allied’s acquisition of National Waste Services in 1992, he served at General Waste Services as General Manager from 1990 to 1992 and in other management positions since 1985.

Peter S. Hathaway has served as Senior Vice President, Finance since August 2000, Chief Accounting Officer from February 1995 to January 2001, and served as Vice President from May 1996 to August 2000. From May 1996 through April 1997, Mr. Hathaway also served as Treasurer. From September 1991 through February 1995, he was employed by BFI as Controller and Finance Director for certain Italian operations and held responsibilities for the acquisition, reorganization and integration, controller, and financing functions of a $100 million joint venture. From 1979 through September 1991, Mr. Hathaway served in the audit division of Arthur Andersen LLP in Colorado, Italy and Connecticut, most recently in the position of Senior Manager.

Steven M. Helm has served as Corporate Counsel since August 1995 and Vice President, Legal and Corporate Secretary of the Company since May 1996. Prior to joining the Company, Mr. Helm was a partner with the law firm Dukes, Martin, Helm and Ryan Ltd. in Illinois from 1978 to July 1995.

EXECUTIVE COMPENSATION

Summary of Compensation. The following table provides certain summary information concerning compensation paid or accrued during the fiscal years ended December 31, 2001, 2000 and 1999 to the Company’s Chief Executive Officer, to each of the four other most highly compensated executive officers serving at the end of the fiscal year ended December 31, 2001 and the former Chief Operating Officer, who was not serving at December 31, 2001 but whose compensation would have otherwise been one of the four highest (the “Named Executive Officers”):

						Long-Term Compensation

	Annual Compensation					Awards

							Securities
						Restricted	Underlying
				Other Annual		Stock	Options/	All Other
Name and Position	Year	Salary	Bonus	Compensation(3)		Award(4)	SARs(#)	Compensation

Thomas H. Van Weelden Chairman of the Board of	2001	$1,202,255	$—	$42,622		$—	—	$152,572	(1)

Directors and Chief Executive	2000	1,191,463	1,832,500	27,439		9,400,000	—	152,572	(1)

Officer	1999	900,000	—	91,958		—	700,000	152,572	(1)

Larry D. Henk (5)	2001	620,914	—	14,949		—	—	—

Former President and	2000	700,000	1,214,000	15,293		3,760,000	—	—

Chief Operating Officer	1999	450,000	—	74,255		—	350,000	—

Thomas W. Ryan Executive Vice President and	2001	563,750	—	100,137	(2)	—	—	—

Chief Financial Officer	2000	220,000	483,750	48,925	(2)	2,406,250	—	—

Donald W. Slager	2001	461,250	—	47,507	(2)	—	—	—

Senior Vice President,	2000	450,000	459,000	19,644		1,997,500	—	—

Operations	1999	275,000	300,000	89,049		—	175,000	—

Peter S. Hathaway	2001	425,250	—	15,384		—	—	—

Senior Vice President,	2000	368,123	259,000	13,391		2,316,250	—	—

Finance	1999	211,000	150,000	87,991		—	—	—

Steven M. Helm	2001	399,750	—	14,164		—	—	—

Vice President, Legal and	2000	390,000	290,000	9,320		1,245,500	—	—

Corporate Secretary	1999	310,000	200,000	70,141		—	150,000	—

(1)	Consists of $152,572 of interest forgiven annually by the Company related to promissory notes issued in 1996. See “Certain Relationships and Related Transactions”.

(2)	Includes reimbursement for certain relocation expenses paid by the Company in the amount of $89,622 and $26,535 for Messrs. Ryan and Slager, respectively, during 2001 and in the amount of $48,925 for Mr. Ryan during 2000.

(3)	Includes certain perquisites and personal benefits including financial planning services during 2001 in the amount of $28,275, $5,402, $10,455, $6,200 and $5,169 for Messrs. Van Weelden, Henk, Slager, Hathaway and Helm, respectively.

(4)	Consists of restricted stock issued during April 2000 at a price of $5.875 for Messrs. Van Weelden, Slager, Hathaway, and Helm and during July 2000 at a price of $9.625 for Messrs. Ryan and Hathaway. The value of the restricted stock at December 31, 2001 was $22,496,000, $3,515,000, $4,780,400, $4,780,400 and $2,980,720 for Messrs. Van Weelden, Ryan, Slager, Hathaway, and Helm, respectively. Shares issued to Mr. Henk were forfeited upon his resignation from the Company. Under the terms of the restricted stock, an individual is fully vested after 10 years, but may become vested sooner if certain performance goals are met. None of the shares were vested as of December 31, 2001.

(5)	On October 30, 2001, Mr. Henk resigned as President and Chief Operating Officer of the Company and entered into a Consulting Agreement, effective November 1, 2001, with a term of four years. Mr. Henk is paid $717,500 per year during each of the first two years of the term, and $1,000 per year during each of the last two years. In addition, Mr. Henk was paid $1,867,920 in November 2001 pursuant to the terms of his executive employment agreement. All stock options previously granted to Mr. Henk continue to vest and are exercisable under their original terms in accordance with the 1991 and 1994 incentive stock plans. All of Mr. Henk’s restricted stock, consisting of 640,000 shares issued in 2000, was forfeited upon his resignation.

In addition, Mr. Henk has a loan outstanding to the Company in the amount of $1.5 million. The loan is unsecured and matures August 31, 2012 unless the Company’s stock price reaches specified levels by October 31, 2005, in which case the maturity will be accelerated to 30 days after the specified levels are reached.

Option Grants in Last Fiscal Year. There were no options granted to the Chief Executive Officer or any of the other Named Executive Officers during the fiscal year ended December 31, 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year Ended Option Values. The following table provides certain information with respect to options exercised during the fiscal year ended December 31, 2001 by the Chief Executive Officer and each of the other Named Executive Officers:

			Number of		Value of Unexercised
			Securities Underlying		In-the-Money
			Unexercised Options/SARs		Options/SARs at
	Shares Acquired on	Value	at Fiscal Year-End (#)		Fiscal Year-End (1)
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas H. Van Weelden	—	—	1,654,435	445,565	$7,973,340	$649,619

Larry D. Henk	—	—	702,260	261,040	3,023,563	236,535

Thomas W. Ryan	—	—	43,750	131,250	194,031	582,094

Donald W. Slager	—	—	285,293	135,807	729,213	131,613

Peter S. Hathaway	—	—	284,867	140,133	839,954	117,502

Steven M. Helm	—	—	291,582	123,418	942,049	187,680

(1)	Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the closing sales price of the Common Stock on December 31, 2001 ($14.06 per share) and the exercise price, which ranges between $4.27 and $21.1875 per share. Options are in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

Employment Agreements. The Company has entered into Executive Employment Agreements with certain Named Executive Officers. The Executive Employment Agreement of Mr. Van Weelden provides a base salary of $1,230,000 and a primary term from January 1, 2000 to January 1, 2003, and is automatically extended after each year of employment such that at any given time the remaining term of the agreement is three years. The Executive Employment Agreements of Messrs. Ryan, Slager Hathaway and Helm currently provide for current base salaries ranging from $399,750 to $563,750 and a primary term which expires in 2002 (2003 in the case of Mr. Ryan) that is automatically extended after each year of employment such that at any given time the remaining term of the agreement is two years. If an Executive Employment Agreement is terminated by an employee for Good Reason (as defined in the Executive Employment Agreement), the Company is obligated to pay an amount equal to the largest annual bonus paid to the employee for any of the last three years preceding the date of termination and to continue making base salary payments through the term of the agreement. If an Executive Employment Agreement is terminated by an employee for Good Reason or by the Company without Cause and a Change in Control (as defined in the Executive Employment Agreement) has occurred within the two years preceding or occurs within one year following the date of termination, the Company is obligated to pay an additional amount equal to two times the sum of the employee’s base salary on the date of termination and the bonus paid to the employee for the previous year.

Compensation Committee Interlocks and Insider Participation. Messrs. Lehmann, Lipson and Ressler served on the Compensation Committee in 2001. No member of the Compensation Committee has ever served as an executive officer of the Company.

MANAGEMENT DEVELOPMENT/COMPENSATION COMMITTEE REPORT
(“Compensation Committee”)

Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs designed to enhance the profitability of the Company, and therefore stockholder value, by aligning closely the financial interests of the Company’s senior executives with those of its stockholders. Therefore, executive compensation is related to the financial performance of the Company and consists of the following elements: base compensation, cash bonus and incentive stock benefits (“Incentive Awards”).

Executive base compensation for senior executives (including the Chief Executive Officer and the other Named Executive Officers) is intended to be competitive with that paid in comparably situated industries and to provide a reasonable degree of financial security and flexibility to those individuals who the Board regards as adequately performing the duties associated with the various senior executive positions. In furtherance of this objective, the Compensation Committee periodically, though not necessarily annually, reviews the salary levels of a sampling of solid waste management companies that are regarded by the Compensation Committee as having sufficiently similar financial and operational characteristics to provide a reasonable basis for comparison. Although the Compensation Committee does not attempt to specifically tie executive base pay to that offered by any particular sampling of companies, the review provides a useful gauge in administering the Company’s base compensation policy. In general, however, the Compensation Committee considers the credentials, length of service, experience, and consistent performance of each individual senior executive when setting compensation levels. To ensure retention of qualified management, the Company has entered into employment agreements with its key management personnel. The employment agreements establish annual base salary amounts that the Compensation Committee may increase, based on the foregoing criteria. The base salaries of the Chief Executive Officer and the other Named Executive Officers remained at 2001 levels for 2002.

Annual cash bonuses under the Company’s Corporate Defined Bonus Plan (the “Bonus Plan”) are determined in accordance with the attainment of performance goals established by the Compensation Committee. The performance goals set by the Compensation Committee for annual bonuses may be based upon the metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total shareholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods. Based on the Company’s financial performance in 2001, the Compensation Committee did not award any bonuses to executives under the Bonus Plan for the 2001 calendar year.

The Incentive Stock Plans are intended to provide key employees, including the Chief Executive Officer and other key management personnel of the Company, with a continuing proprietary interest in the Company, with a view to increasing the interest in the Company’s welfare of those personnel who share the primary responsibility for the management and growth of the Company. Moreover, the Incentive Stock Plans provide a significant non-cash form of compensation, which is intended to benefit the Company by enabling it to continue to attract and to retain qualified personnel.

The Compensation Committee is authorized to make awards or grants under the Incentive Stock Plans to eligible employees, including officers (whether or not they are also Directors) of the Company. In determining awards or grants under the Incentive Stock Plans, the Compensation Committee considers the same metrics reflecting one or more of the following business measurements: earnings, cash flow, revenues, financial return ratios, debt reduction, risk management, customer satisfaction, and total shareholder returns, any of which may be measured either in absolute terms or as compared with another company or companies or with prior periods.

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of the Company’s strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, the Company also intends to attempt to structure its compensation programs such that compensation paid thereunder will be tax deductible by the Company. The Committee intends to review periodically the potential impact of Section 162(m) in structuring and administering the Company’s compensation programs.

Submitted by the Management Development/Compensation Committee:

Nolan Lehmann (Chairman)
Howard Lipson
Antony P. Ressler

PROPOSAL TO AMEND THE 1994 AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK
OPTION PLAN

The second proposal to be considered and voted upon at the Annual Meeting is to approve the Sixth Amendment to the Director Plan. The amendment provides for an increase in the maximum number of shares of Common Stock that may be granted or paid under the Director Plan from 1,150,000 to 1,750,000 and extends the term of the Director Plan to February 28, 2014.

The Sixth Amendment. The Board adopted the Sixth Amendment to the Director Plan, subject to stockholder approval, and also adopted a current amendment and restatement of the Director Plan. (The Sixth Amendment and amended and restated Director Plan are attached as Exhibits 1 and 2 to this proxy statement.) If the necessary stockholder approval is received, the amendment will increase the number of shares of Common Stock which are available under the Director Plan for grant as options or payments at the election of eligible directors, in lieu of cash fees, from 1,150,000 shares to 1,750,000 and will extend the term of the Director Plan from February 28, 2004 to February 28, 2014.

Under the current terms of the Director Plan, as of March 12, 2002, an aggregate of 24,257 shares of Common Stock were available under the Director Plan for options and for stock to be paid to directors in lieu of cash fees. Previously granted options under the Director Plan, which have been exercised or issued, covered approximately 420,743 shares of Common Stock. Currently outstanding options under the Director Plan cover an aggregate of approximately 705,000 shares of Common Stock. Available grants and payments covering approximately 24,257 shares of Common Stock are permitted under the current terms of the Director Plan. If the amendment is approved, there would be approximately 624,257 shares available to be granted as options or paid under the Director Plan.

The proposed amended and restated Director Plan will clarify and modify certain other non-material terms in the Director Plan, consistent with those in the 1991 Incentive Stock Plan, as most recently amended and restated on March 29, 2001.

Reasons for the Sixth Amendment. The purpose of the Director Plan is to provide non-employee directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company. In order to provide current and new directors with appropriate stock-based incentives and to further motivate them to help increase stockholder value, both the Compensation Committee and the Board believe that the Director Plan should have the capacity to provide meaningful awards for directors to remain on the Board. Currently, the Director Plan permits awards of options and payments of stock in lieu of cash fees covering an aggregate of 1,150,000 shares of Common Stock of which 1,125,743 have been awarded or paid. The proposed amendment is intended to assure that the Company will have a sufficient number of shares of Common Stock available to provide existing and any new non-employee directors with the option grants and stock payments contemplated by the existing option grant and cash fee conversion provisions of the Director Plan.

The Board believes that the approval of the proposed amendment to the Director Plan is necessary to assure the effectiveness of the Director Plan and, thereby, to continue to attract and retain qualified non-employee directors. The Board believes that the Director Plan permits the Company to offer attractive equity and cash compensation packages to non-employee directors comparable to compensation packages offered by other competitive and growing companies in the industry. The Board believes that emphasizing equity-based compensation for non-employee directors serves the Company’s interests by increasing the proprietary interest of such non-employee directors in the success of the Company.

Description of Director Plan. The Director Plan provides for the award of options and cash fee awards to non-employee directors. The Director Plan provides for the grant of options at the time a director is newly elected and provides for an annual grant for continuing directors. This initial grant is 25,000 shares and the annual grant is 10,000 shares.

The Director Plan specifies the exercise price of each option granted under the Plan shall be the fair market value (as defined in the Director Plan) of a share of Common Stock of the Company on the date on which such option is granted. The expiration date for an option is 10 years after the date the option is granted; the option expires earlier if the director ceases to be a member of the Board. If an eligible director ceases to be a member of the Board, all outstanding options must be exercised within three months (or six months in the event of death while a member of the Board). The exercise price must be paid in cash. Options are not transferable other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or, in certain situations to family members of the optionee or trusts or partnerships involving family members of the optionee.

The Director Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and construe any provision of the Director Plan and to adopt such rules and regulations for administering the Director Plan as it deems necessary. All decisions and determinations of the Compensation Committee are final and binding on all parties. However, the Compensation Committee has no discretion as to the selection of the non-employee directors to whom options are granted, the number of shares subject to an option, the exercise price, or the 10-year maximum term. All options are fully vested when granted.

If any outstanding option expires, terminates or is canceled for any reason, the shares of Common Stock subject to the unexercised portion of such option will again be available for grants under the Director Plan.

The Director Plan provides for an adjustment in the number of shares of Common Stock available to be issued under the Director Plan, the shares subject to an option, and the exercise price upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events. The Director Plan also provides for the termination of options upon the occurrence of certain corporate events.

The Director Plan provides that, at the election of a director, an unrelated broker-dealer acting on behalf of the director may exercise options granted to the director and immediately sell the shares acquired on account of the exercise to raise funds to pay the exercise price of the option.

An optionee will not recognize any income for federal tax purposes at the time an option is granted, and the Company will not be entitled to a deduction at that time. However, when any part of an option is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the shares received, and the Company will recognize a tax deduction in the same amount (subject to the limitations of Internal Revenue Code Section 162(m) discussed above).

The Company may pay cash fees to eligible directors from time to time for attendance at meetings of the Board or of Committees of the Board. These fees may, in the discretion of an eligible director, be paid in the form of shares of Common Stock or cash.

The Company will indemnify each member of the Compensation Committee against any cost, expense or liability arising out of any action, omission or determination relating to the Director Plan.

The Board of Directors may at any time amend the Director Plan in any respect; provided, that, without stockholder approval, no amendment may (i) materially increase the benefits accruing to eligible directors under the Director Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the Director Plan, or (iii) materially modify the requirements as to the eligibility for participation in the Director Plan.

New Awards. It is currently expected that approximately 600,000 shares will be needed to satisfy the existing option grant and stock payment provisions of the Director Plan.

Required Vote. Approval of the Sixth Amendment to the Director Plan requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Common Stock and Series A Convertible Preferred Stock, voting together as a single class. If approved by the stockholders, the Sixth Amendment and the amended and restated Director Plan will become effective April 3, 2002.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE SIXTH AMENDMENT
TO THE DIRECTOR PLAN.

PERFORMANCE GRAPH

The following performance graph compares the performance of the Common Stock to the Standard and Poor’s 500 Stock Index and to the Dow Jones Pollution Control Index. The graph covers the period from December 31, 1996 to December 31, 2001. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1996 and that all dividends were reinvested.

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	1996	1997	1998	1999	2000	2001

Allied Waste Industries, Inc	$9.25	$23.31	$23.63	$8.81	$14.56	$14.06

Index	100.00	252.03	255.41	95.27	157.41	152.00

Standard and Poor’s 500 Stock Index	$740.74	$970.43	$1,229.23	$1,469.25	$1,320.28	$1,148.04

Index	100.00	131.01	165.95	198.35	178.24	154.99

Dow Jones Pollution Control Index	$80.80	$87.90	$90.87	$50.34	$70.66	$79.23

Index	100.00	108.79	112.46	62.30	87.45	98.06

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company enters into transactions with related parties only with the approval of a majority of the independent and disinterested members of the Board. Such transactions are entered into only on terms the Company believes to be comparable to or better than those that would be available from unaffiliated parties, with the exception of items that are intended to be additional compensation. In the Company’s view, all of the transactions described below meet that standard.

Thomas H. Van Weelden, Chairman of the Board and Chief Executive Officer and Roger A. Ramsey, Director, have loans of $2.3 million and $2.2 million, respectively, from the Company pursuant to promissory notes that are due in December 2002 and bear interest at a rate of 6.625% per year. Mr. Van Weelden’s loan is secured by the pledge of 246,154 shares of Common Stock purchased from the Company at the then market price with the proceeds from the loan in 1996 and Mr. Ramsey’s loan is secured by the pledge of 382,175 stock options granted at the then market price. The Company forgave the interest due from Mr. Van Weelden in 2001 as a component of his compensation.

Thomas W. Ryan, Executive Vice President and Chief Financial Officer has a relocation loan secured by real estate with a balance at December 31, 2001 of $3,300,000 from the Company, pursuant to a Relocation Agreement and a promissory note that is due not later than July 15, 2006. Interest on the loan is accruing at the applicable federal rate.

Steven M. Helm, Vice President, Legal, and Corporate Secretary has a loan with an outstanding balance of $215,000 from the Company pursuant to a promissory note that is due not later than August 30, 2005. Interest on the loan at the applicable federal rate is reported as a component of Mr. Helm’s compensation. At December 31, 2001, the outstanding principal balance was $215,000.

James G. Van Weelden is employed by the Company as Area Vice President and received $289,075 in employment compensation for the year ended December 31, 2001, which is consistent with the compensation paid to other Area Vice Presidents. James G. Van Weelden is a brother of Thomas H. Van Weelden.

The Company maintains a Supplemental Retirement Plan for Roger A. Ramsey, current Director and former Chief Executive Officer and Chairman of the Board, which provides for the payment of a monthly benefit (expressed in the form of a joint and 100% survivor life annuity) in the amount of $25,000 per month. Upon the request of Mr. Ramsey, and with the consent of the Company, the benefit may be paid on any other date, and in any other form (including a lump sum) which is the actuarial equivalent of the joint and survivor form. To facilitate the funding of its obligations under the Plan, the Company implemented a Supplemental Retirement Trust, of which a national bank is the current trustee. The Trust is to become irrevocable in the event of a Change of Control (as defined) of the Company.

As noted previously, the Company’s Shareholder Agreement with the Apollo/Blackstone Investors includes various agreements with the Apollo/Blackstone Investors relating to their original investment in the Company in 1997 and their investment in connection with the acquisition of BFI in 1999. These agreements, among other things, grant the Apollo/Blackstone Investors rights to representation on the Board and to register under the Securities Act of 1933 the offer and sale of the securities of the Company they hold, and also govern the voting of these Company securities.

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP (Andersen) served as independent auditors for the Company for the calendar year ending December 31, 2001. Representatives of Andersen will attend the Annual Meeting and will be available to answer appropriate questions. These representatives will also have an opportunity to make a statement at the meeting if they so desire.

The Audit Committee of the Board of Directors is reviewing the selection of independent public accountants to audit the consolidated financial statements for the year ending December 31, 2002 in light of developments affecting Andersen. We are considering the qualifications of Andersen, which has served as independent auditor of the Company for many years, together with the qualifications of other independent public accounting firms. During the second quarter of 2002 the Audit Committee expects to make a recommendation to the Board for the selection of an independent public accountant. No formal action is expected to be taken at the Annual Meeting with respect to Andersen.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of the forms the Company has received or prepared, the Company believes that during the year ended December 31, 2001, all filing requirements applicable to the directors, officers and greater than 10% stockholders were met except Michael Gross, Dennis Hendrix and Howard Lipson.

MISCELLANEOUS MATTERS

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of mail, proxies may be solicited personally by telephone or by the Company employees without additional compensation. We pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. Also, D. F. King and Co., Inc. has been hired to help in the solicitation of proxies for the 2002 Annual Meeting for a fee of approximately $8,000 plus associated costs and expenses.

The annual report to stockholders covering the fiscal year ended December 31, 2001 is included with this proxy statement. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2003 Annual Meeting of stockholders is required to submit such proposals to the Company on or before December 31, 2002.

The Company’s Board of Directors is not aware of any other business to be considered or acted upon at the Annual Meeting other than those described above. If other business requiring a vote of stockholders is properly presented at the Annual Meeting, proxies will be voted in accordance with the judgment on such matters of the person or persons acting as proxy. If any matter not appropriate for action at the Annual Meeting should be presented, the holders of the proxies will vote against consideration thereof or action thereon.

By Order of the Board of Directors

/s/ Thomas H. Van Weelden

Thomas H. Van Weelden Chairman of the Board and Chief Executive Officer

ALLIED WASTE INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 29, 2002

The undersigned hereby appoints Thomas H. Van Weelden and Steven M. Helm as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all shares of Common and Preferred Stock of Allied Waste Industries, Inc. (the “Company”) held of record by the undersigned on April 12, 2002, at the Annual Meeting of Stockholders to be held on May 29, 2002, or any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Exhibit 1

SIXTH AMENDMENT TO THE
ALLIED WASTE INDUSTRIES, INC.

1994 AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

Effective April 3, 2002

         THIS AMENDMENT, is made and entered into on April 3, 2002, by ALLIED WASTE INDUSTRIES, INC., a Delaware corporation (“Employer”).

R E C I T A L S:

         A.     The Employer maintains the Allied Waste Industries, Inc. 1994 Amended and Restated Non-Employee Director Option Plan (“Plan”);

         B.     The Employer has reserved the right to amend the Plan in whole or in part; and

         C.     The Employer intends to amend the Plan.

         THEREFORE, the Employer hereby adopts this Amendment as follows:

         1.     The first sentence of Section 3 of the Plan is amended to read as follows:

The maximum number of shares of common stock, par value $.01 per share (“Common Stock”), which may at any time be (a) subject to outstanding Options granted under the Plan, or (b) issued to Eligible Directors as the result of conversions of Cash Fee Awards, shall be 1,750,000 shares; provided, that the class and aggregate number of shares which may be subject to Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 15 of this Plan.

         2.     The last sentence of Section 18 of the Plan is amended to read as follows:

No Option shall be granted pursuant to this Plan on or after February 28, 2014.

         3.     The Effective Date of this Amendment shall be April 3, 2002, subject to the approval of this Amendment by the stockholders of the Employer. In the event the stockholders fail to approve this Amendment on or before April 3, 2003, this Amendment shall be null and void.

         4.     Except as amended, all of the terms and conditions of the Plan shall remain in full force and effect.

ALLIED WASTE INDUSTRIES, INC., a Delaware corporation By /s/ Steven M. Helm Steven M. Helm, Vice President, Legal and Corporate Secretary

Exhibit 2

ALLIED WASTE INDUSTRIES, INC.
1994 AMENDED AND RESTATED NON-EMPLOYEE
DIRECTOR STOCK OPTION PLAN

Effective April 3, 2002

1.      Purpose of the Plan

         The Allied Waste Industries, Inc. 1994 Amended and Restated Non-Employee Director Stock Option Plan (“Plan”) was adopted, subject to stockholder approval, for the benefit of the directors of Allied Waste Industries, Inc. (“Company”) who, at the time of their service, are not employees of the Company or any of its subsidiaries (“Non-Employee Directors”). The Plan is intended to advance the interests of the Company by providing the Non-Employee Directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.

2.      Administration of the Plan

         a.     The Plan shall be administered by the Board of Directors of the Company (“Board”) or any committee duly appointed by the Board (“Committee”), which Committee shall consist of not less than two members of the Board. For purposes of this Plan, a majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including (without limitation) the exercise of any power or discretion given to him under this Plan, except those resulting from his own gross negligence or willful misconduct.

         b.     The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any option (“Option”) or cash fee award (“Cash Fee Award”) granted under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties. Notwithstanding the above, the selection of Non-Employee Directors to whom Options are to be granted, the number of shares subject to any Option, the exercise price of any Option and the ten-year maximum term of any Option shall be as provided in this Plan, and the Committee shall have no discretion as to such matters.

3.      Stock Reserved for the Plan

         The maximum number of shares of common stock, par value $.01 per share (“Common Stock”), which may at any time be (a) subject to outstanding Options granted under the Plan, or (b) issued to Eligible Directors as the result of conversions of Cash Fee Awards, shall be 1,750,000 shares; provided, that the class and aggregate number of shares which may be subject to Options granted hereunder shall be subject to adjustment in accordance with the provisions of Section 15 of this Plan. The Company shall reserve for issuance pursuant to this Plan such number of shares of Common Stock as may from time to time be subject to Options granted hereunder. If any Option expires or is canceled prior to its exercise in full, the shares that were subject to such Option may again be made subject to an Option under the Plan.

4.      Options

         a.     Non-Employee Directors Elected on the Initial Effective Date of this Plan: Initial Grant. Subject to the provisions of Section 18 of this Plan, there shall be granted to each person who is a Non-Employee Director on the initial effective date of this Plan (“Existing Director”) an Option to purchase 12,500 shares of Common Stock at a per share exercise price equal to the Fair Market Value (as defined in Section 4(d) below) of a share of Common Stock on such date.

         b.          Non-Employee Directors Elected After the Initial Effective Date of this Plan: Initial Grant. Subject to the provisions of Section 18 of this Plan, for so long as this Plan is in effect and shares are available for the grant of Options under this Plan, each person who is subsequently elected or named as a Non-Employee Director of the Company (“New Director,” “Existing Directors” and “New Directors”; also referred to as “Eligible Director”) and who is not otherwise an employee of the Company or any of the Company’s subsidiaries (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, referred to as “Code”) shall be granted an Option to purchase 25,000 shares of Common Stock at a per share exercise price equal to the Fair Market Value (as defined in Section 4(d) below) of a share of Common Stock on such date, which Option shall be awarded on the later of the first of the date of the Eligible Director’s initial election to the Board or the date upon which the Eligible Director becomes eligible to participate in this Plan. However, no Eligible Director shall be granted in any one year an Option pursuant to both this Section 4(b) and Section 4(c), below. If an Eligible Director would be eligible, under the provisions of this Plan, for the grant of an Option under both this Section 4(b) and Section 4(c), below, such Director shall receive only an Option granted pursuant to this Section 4(b) and no Option pursuant to Section 4(c) shall be granted during that year.

         c.     Annual Option Grant to Non-Employee Directors. Subject to the provisions of Section 18 of this Plan, for so long as this Plan is in effect and there are shares available for the grant of Options under this Plan (beginning with those Eligible Directors reelected at the Company’s 1995 annual meeting of stockholders), each Eligible Director shall, on each subsequent date on which he is reelected to the Board, be granted an Option to purchase 10,000 shares of Common Stock at a per share exercise price equal to the Fair Market Value (as defined in Section 4(d) below) of a share of Common Stock of such date.

         d.     Exercise Price. The exercise price per share of Common Stock of each Option granted to an Eligible Director shall be the Fair Market Value of the Common Stock on the date of the grant. For the purposes of this Section 4, the “Fair Market Value” as of any particular date shall mean (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading; (ii) if the Common Stock is not then listed or admitted to trading on any securities exchange or on the National Association of Securities Dealers (“NASD”) Automated Quotation System (“Nasdaq”) National Market, the closing bid price on such day as reported by the NASD, or if no such price is reported by the NASD for such day, the closing bid price as reported by the NASD on the first preceding day for which such price is available, and (iii) if the Common Stock is not then listed or admitted to trading on any securities exchange or on the Nasdaq National Market and no such closing bid price is reported by the NASD, as determined by the Committee in good faith.

5.      Conversion of Cash Fee Awards

         At the direction of the Board, the Company may pay cash fees to Eligible Directors from time to time for attendance at meetings of the Board or of Committees of the Board (“Cash Fee Awards”). Each Eligible Director may elect on the date of each annual meeting of stockholders, in a writing delivered to the Company’s principal executive offices at 15880 North Greenway — Hayden Loop, Suite 100, Scottsdale, AZ 85260, to have his Cash Fee Awards paid to him in shares of Common Stock, such number of shares of Common Stock to be determined by dividing the amount of each Cash Fee Award by the Fair Market Value (as defined in Section 4(d)) of a share of Common Stock on the last day of the calendar month in which the Cash Fee Award is awarded. Such election by an Eligible Director to have his Cash Fee Awards paid to him in shares of Common Stock shall remain valid until the date of the next meeting of stockholders, and if the Eligible Director does not make another written election of conversion of Cash Fee Awards at that time, his Cash Fee Awards for the next year shall be paid in cash.

6.      Option Agreement

         Each Option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the terms and conditions of the Plan. Any agreement may contain such other terms, provisions and conditions as may be determined by the Committee, so long as such terms are not inconsistent with the Plan.

7.      Term and Exercise of Options

         Each option agreement shall provide that the Option shall expire ten (10) years from the date of the grant.

8.      Procedure for Exercise of Options

         An Option shall be exercised by delivering a written notice to the Company’s principal office setting forth the number of shares of Common Stock with respect to which the Option is being exercised and specifying the address to which certificates representing such shares are to be mailed. Such notice shall be accompanied by cash or certified check, bank draft, or postal or express money order payable to the order of the Company, for an amount equal to the product obtained by multiplying the exercise price of the Option by the number of shares of Common Stock with respect to which the Option is then being exercised. As promptly as practicable after receipt of such written notification and payment, the Company shall deliver to the Eligible Director a certificate or certificates representing the number of shares of Common Stock with respect to which such Option has been exercised, issued in the Eligible Director’s name; provided, however, that such delivery shall be deemed effected for all purposes when the Company’s transfer agent shall have deposited such certificates in the United States mail, addressed to the Eligible Director, at the address specified pursuant to this Section 8.

         Any Option granted under the Plan may be exercised by a broker-dealer acting on behalf of an Eligible Director if (a) the broker-dealer has received from the Eligible Director or the Company a duly endorsed agreement evidencing such Option and instructions signed by the Eligible Director requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Eligible Director and specifying the account into which such shares should be deposited, and (b) the broker-dealer and the Eligible Director have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220.

9.      Termination of Options

         Except as may be otherwise expressly provided in this Plan or otherwise determined by the Committee, each Option, to the extent it shall not have been exercised previously, shall terminate on the earliest of the following:

a. On the last day of the three-month period commencing on the date on which the Eligible Director ceases to be a member of the Board for any reason other than the death of the Eligible Director, during which period the Eligible Director shall be entitled to exercise all Options held by the Eligible Director on the date on which the Eligible Director ceased to be a member of the Board that could have been exercised on such date;

b. On the last day of the six-month period commencing on the Eligible Director’s death while serving as a member of the Board, during which period the executor or administrator of the Eligible Director’s estate or the person or persons to whom the Eligible Director’s Option shall have been transferred by will or the laws of descent or distribution, shall be entitled to exercise all Options in respect of the number of shares that the Eligible Director would have been entitled to purchase had the Eligible Director exercised such Options on the date of his death; or

c. Ten years after the date of grant of such Option.

         For purposes of this Section 9, “month” means 31 calendar days beginning with the calendar day on which the relevant event occurs, and “year” means 365 calendar days beginning with the calendar day on which the relevant event occurs.

10.      Assignability of Options

         Except as set forth in this Section 10, during the lifetime of an Eligible Director, each Option granted to him shall be exercisable only by him or a broker-dealer acting on his behalf pursuant to Section 8. No Option shall be assignable or transferable for value. Each Option may be assigned by an Eligible Director by will or by the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order. Additionally, each Option may be assigned to: (a) a child, stepchild, grandchild, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (b) any person sharing the Eligible Director’s household (other than a tenant or employee), (c) a trust in which the persons described in (a) or (b) (or the Eligible Director) hold more than 50% of the beneficial interest or (d) a private foundation in which the persons described in (a) or (b) (or the Eligible Director) own more than 50% of the voting interests. A transfer to any entity in which more than 50% of the voting interests are owned by the persons described in (a) or (b) (or the Eligible Director) in exchange for an interest in that entity shall not constitute a transfer for value for purposes of this Section 10.

11.      No Rights as a Stockholder

         No Eligible Director shall have any rights as a stockholder with respect to any shares covered by an Option until the date of the issuance of a stock certificate or certificates representing such shares. Except as provided in Section 15 of this Plan, no adjustment for dividends or otherwise shall be made if the record date is prior to the date of issuance of the certificates representing shares of Common Stock purchased pursuant to exercise of the Option.

12.      Extraordinary Corporate Transactions

         If the Company effects a merger, consolidation, acquisition, separation, reorganization, liquidation or similar transaction, the Company may substitute new options for the Options outstanding under the Plan or a corporation other than the Company, including (without limitation) a parent or subsidiary of the Company, may assume the Company’s duties as to Options outstanding under the Plan. Notwithstanding the foregoing or the provisions of Section 14 of this Plan, in the event such corporation or parent or subsidiary of the Company does not substitute new and substantially equivalent option rights for, or assume, the Options then outstanding under the Plan, all such outstanding Options shall be cancelled, immediately prior to the effective date of such extraordinary corporation transaction, and in full consideration of such cancellation, the Eligible Director to whom the Option was granted shall be paid an amount in cash equal to the excess of (a) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event less (b) the exercise price of the Option.

         Except as otherwise expressly provided in this Plan, the issue of the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either on direct sale or on the exercise of rights or warrants to subscribe therefor, or on conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to outstanding Options.

13.      Investment Representations

         If the shares issuable on exercise of an Option are not registered under the Securities Act of 1933, as amended (“Securities Act”), the Company may imprint on the certificate representing such shares the following legend or any other legend that counsel for the Company considers necessary or advisable to comply with the Securities Act:

                  THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON RECEIPT BY THE CORPORATION OF ANY OPINION OF COUNSEL, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

The Company may, but shall in no event be obligated to, register any securities under this Plan pursuant to the Securities Act and, if any shares are so registered, the Company may remove any legend on certificates representing such shares. The Company shall not be obligated to take any other affirmative action to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

14.      Amendment or Termination

         The Board may amend, modify, revise or terminate this Plan, at any time and from time; provided, however, that without the further approval of the holders of at least a majority of the outstanding shares of stock entitled to vote, or if the provisions of the Company’s charter or bylaws or applicable state law prescribing a greater degree of stockholder approval for this action, without the degree of stockholder approval so required, the Board may not: (a) materially increase the benefits accruing to Eligible Directors under this Plan; (b) materially increase the number of shares of Common Stock that may be issued under this Plan; or (c) materially modify the requirements as to eligibility for participation in this Plan. In addition, this Plan may not be amended more than once every six months with respect to the plan provisions referred to in Rule 16b-3(c)(2)(ii)(A) under the Securities Exchange Act of 1934, as amended, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. All Options granted under this Plan shall be subject to the terms and provisions of this Plan and any amendment, modification or revision of this Plan shall be deemed to amend, modify or revise all Options outstanding under this Plan at the time of such amendment, modification or revision. If this Plan is terminated by action of the Board, all outstanding Options may be terminated.

15.      Changes in the Company’s Capital Structure

         The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize the dissolution or liquidation of the Company, any sale or transfer of all or any part of the Company’s assets or business, any reorganization or other corporate act or proceeding, whether of a similar character or otherwise, any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the Common Stock or the rights thereof; provided, however, that if (a) the outstanding shares of Common Stock of the Company shall be subdivided into a greater number of shares or (b) the outstanding shares of Common Stock shall be combined into a smaller number of shares thereof, then (x) the exercise price of any Option then outstanding under the Plan shall be proportionately adjusted to equal the product obtained by multiplying such exercise price by a fraction, the numerator of which is the number of outstanding shares of Common Stock prior to such combination or subdivision and the denominator of which is that number of outstanding shares of Common Stock after giving effect to such combination or subdivision, and (y) the number of shares of Common Stock issuable on the exercise of any Option then outstanding under the Plan or thereafter granted under the Plan shall be proportionately adjusted to equal the product obtained by multiplying such number of shares of Common Stock by a fraction, the numerator of which is that number of outstanding shares of Common Stock after giving effect to such combination or subdivision and the denominator of which is that number of outstanding shares of Common Stock prior to such combination or subdivision.

16.      Compliance With Other Laws and Regulations

         The Plan, the grant and exercise of Options thereunder, and the obligation of the Company to sell and deliver shares acquirable on exercise of such Options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by such governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to sell or issue any shares on exercise of any Option if the issuance of such shares shall constitute a violation by the Eligible Director or the Company of any provisions or any law or regulation of any governmental authority. Each Option granted under this Plan shall be subject to the requirement that, if at any time the Board or the Committee shall determine that (a) the listing, registration or qualification of the shares subject thereto on any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision thereof, (b) the consent or approval of any governmental regulatory body, or (c) the making of investment or other representations, are necessary or desirable in connection with the issue or purchase of shares subject thereto, no such Option may be exercised in whole or in part unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained, free of any conditions not acceptable to the Committee. Any determination in this connection by the Committee shall be final, binding and conclusive.

17.      Indemnification of Committee and Board of Directors

         The Company shall, to the fullest extent permitted by law, indemnify, defend and hold harmless any person who at any time is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in any way relating to or arising out of this Plan or any Options granted hereunder by reason of the fact that such person is or was at any time a director of the Company or a member of the Committee against judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such action, suit or proceeding. This right of indemnification shall inure to the benefit of heirs, executors and administrators of each such person and is in addition to all other rights to which such person may be entitled by virtue of the bylaws of the Company or as a matter of law, contract or otherwise.

18.      Expiration of the Plan

         The initial effective date of the Plan was February 28, 1994. The effective date of this amended and restated Plan is April 3, 2002. No Option shall be granted pursuant to this Plan on or after February 28, 2014.

ALLIED WASTE INDUSTRIES, INC., a Delaware corporation

By /s/ Steven M. Helm Steven M. Helm, Vice-President, Legal and Corporate Secretary

PLEASE DATE, MARK, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
ALLIED WASTE INDUSTRIES, INC.

May 29, 2002

—Please Detach and Mail in the Envelope Provided—

PLEASE MARK YOUR PROXY CARDS AS IN THIS EXAMPLE.

1.	Election of Directors by holders of Common Stock.

NOMINEES: Thomas H. Van Weelden, Roger A. Ramsey, Nolan Lehmann, Dennis Hendrix, Warren B. Rudman and Robert Agate

____ FOR	____ AGAINST	____ WITHHELD

For, except vote withheld from the following nominees: _______________________________________

2.	Approval of the Sixth Amendment to the Allied Waste Industries, Inc. 1994 Amended and Restated Non-Employee Director Stock Option Plan to increase the maximum number of shares of Common Stock available for grant or payment under the Plan from 1,150,000 to 1,750,000 and to extend the term of the Director Plan to 2014.

____ FOR	____ AGAINST	____ WITHHELD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NAMED DIRECTORS AND IN FAVOR OF PROPOSAL 2.

STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE: Please sign exactly as name or names hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE DATE, MARK, SIGN AND MAIL YOUR
PROXY CARD BACK AS SOON AS POSSIBLE!
ANNUAL MEETING OF STOCKHOLDERS
ALLIED WASTE INDUSTRIES, INC.
May 29, 2002

—Please Detach and Mail in the Envelope Provided—

PLEASE MARK YOUR PROXY CARDS AS IN THIS EXAMPLE.

1.	Election of Directors by holders of Preferred Stock voting together with the Common Stock, as a single class.

NOMINEES: Thomas H. Van Weelden, Roger A. Ramsey, Nolan Lehmann, Dennis Hendrix, Warren B. Rudman and Robert Agate

____ FOR	____ AGAINST	____ WITHHELD

For, except vote withheld from the following nominees: _______________________________________

2.	Election of Directors by holders of Preferred Stock voting separately as a class.

NOMINEES: Leon D. Black, Michael Gross, Antony P. Ressler, Howard A. Lipson and J. Tomilson Hill

____ FOR	____ AGAINST	____ WITHHELD

For, except vote withheld from the following nominees: _______________________________________

3.     Approval of the Sixth Amendment to the Allied Waste Industries, Inc. 1994 Amended and Restated Non-Employee Director Stock Option Plan to increase the maximum number of shares of Common Stock available for grant or payment under the Plan from 1,150,000 to 1,750,000 and to extend the term of the Director Plan to 2014.

____ FOR	____ AGAINST	____ WITHHELD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NAMED DIRECTORS AND IN FAVOR OF PROPOSAL 3.

STOCKHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

SIGNATURE(S)	DATE

NOTE: Please sign exactly as name or names hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.